Exhibit 99.1

NovaCopper Announces Election of Directors

TSX, NYSE-MKT
Symbol: NCQ

VANCOUVER, May 19, 2016 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or "the Company") is pleased to announce that the shareholders voted in favour of all items of business before the Annual and Special Meeting of the Shareholders held in Vancouver yesterday and that the nominees listed in the management proxy circular for the meeting were all elected as directors. Detailed results of the vote for the election of directors are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Tony Giardini	54,667,501	99.03	532,793	0.97
William Hayden	54,674,144	99.05	526,151	0.95
Gregory Lang	53,547,422	97.01	1,652,873	2.99
Kalidas Madhavpeddi	54,667,715	99.04	532,579	0.96
Gerald McConnell	54,669,299	99.04	530,996	0.96
Janice Stairs	54,658,838	99.02	541,457	0.98
Rick Van Nieuwenhuyse	54,713,720	99.12	486,574	0.88
Diana Walters	54,653,983	99.01	546,312	0.99

Detailed results of all items of business are available in the Report of Voting Results filed under the Company's SEDAR profile at www.sedar.com ("SEDAR") and on the Form 8-K filed under the Company's EDGAR profile at www.sec.gov ("EDGAR").

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska.  It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., a Regional Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer. The Company also owns 100% of the Titiribi Project located approximately 70 kilometers southwest of the city of Medellin, Colombia, in Antioquia department, within historical Titiribi mining district.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

SOURCE NovaCopper Inc.

%CIK: 0001543418

For further information: NovaCopper Contact: Elaine Sanders, Vice President & Chief Financial Officer, elaine.sanders@novacopper.com, 604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 17:19e 19-MAY-16